UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Chesapeake Utilities Corporation
(Name of Registrant as Specified In Its Charter)

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[Chesapeake Utilities Corporation Logo]
909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904

March 29, 2006

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders of Chesapeake Utilities Corporation (the “Company”) will be held at 9:00 a.m. EST on Tuesday, May 2, 2006, in the King Sejong Room of The Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, for the following purposes:

(a)  to elect three Class I Directors for three-year terms ending in 2009, and until their successors are elected and qualified; and

(b)  to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 15, 2006 will be entitled to vote at the meeting and adjournment thereof.

Whether you own a few or many shares of stock of the Company, it is important that your shares be represented. Whether or not you personally attend the meeting, we encourage you to make certain you are represented at the meeting by signing and dating the accompanying proxy card and promptly returning it in the enclosed envelope. Returning your proxy card will not prevent you from voting in person, but will assure that your vote will be counted if you are unable to attend the meeting.

By Order of the Board of Directors,

/s/ Beth W. Cooper
Beth W. Cooper
Corporate Secretary

[Chesapeake Utilities Corporation Logo]
Table of Contents

General Information	1
Proposal 1 - Election of Directors	2
Information Concerning Nominees and Continuing Directors	2
Corporate Governance	4
Nomination of Directors	6
Committees of the Board of Directors	7
Director Compensation	8
Audit Committee Report	8
Executive Compensation	9
Report on Executive Compensation	14
Compensation Committee Interlocks and Insider Participation	17
Stock Performance Chart	18
Security Ownership of Certain Beneficial Owners and Management	19
Selection of Independent Auditors	19
Fees and Services of PricewaterhouseCoopers LLP	20
Submission of Stockholder Proposals	20
Householding Rules	21
Annual Report to Securities and Exchange Commission on Form 10-K	21
Section 16(a) Beneficial Ownership Reporting Compliance	21
Other Matters	21
Appendix A Corporate Governance Guidelines on Director Independence	A-1
Appendix B Audit Committee Charter	B-1

[Chesapeake Utilities Corporation Logo]
909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904

PROXY STATEMENT

This Proxy Statement is furnished by the Board of Directors of Chesapeake Utilities Corporation (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held at 9:00 a.m. EST on Tuesday, May 2, 2006, in the King Sejong Room of The Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, and at any adjournment thereof, for the purposes set forth in the accompanying notice of Annual Meeting of Stockholders. All stockholders of record at the close of business on March 15, 2006 (the “Record Date”) will be entitled to vote.

Solicitation of Proxies. Solicitation of proxies also may be made by personal interview, mail, telephone or e-mail by directors, officers and regular employees of the Company. The Company also will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries that are holders of record to forward the solicitation material to the beneficial owners of the shares and the Company will reimburse such entities for reasonable expenses incurred. In addition, the Company may engage professional proxy solicitors, although it has no present plans to do so. All costs of preparing, printing, assembling and mailing the form of proxy and the material used in the solicitation thereof, and all clerical and other expenses of solicitation will be borne by the Company. Regular employees of the Company and members of the Board of Directors will not receive additional compensation for soliciting proxies. This proxy statement and enclosed form of proxy are being first sent or given to stockholders on or about March 29, 2006.

Signature of Proxies. If you complete, properly sign and mail the accompanying proxy card, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a valid proxy card from the institution that holds their shares.

If a stockholder is a corporation, an authorized officer should sign the accompanying proxy in its corporate name, and his or her title should be indicated. If stock is registered in the name of two or more trustees or other persons, the proxy should be signed by each of them. If stock is registered in the name of a decedent, the proxy should be signed by an executor or an administrator, there should be appropriate instruments attached to the proxy showing his or her qualification and authority, and his or her title as such should follow the signature. Proxies signed by a person as an agent, attorney, administrator, executor, guardian or trustee should indicate such person’s title following his or her signature.

Revocation of Proxies. Any proxy, if received in time, properly signed and not revoked, will be voted at the meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted FOR the election of each of the nominees to serve as directors of the Company and pursuant to the discretion of the appointed proxies for any other action properly brought before the meeting. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (i) by delivery of a written statement to the Corporate Secretary of the Company stating that the proxy is revoked, (ii) by delivery of a subsequent proxy executed by the person executing the prior proxy, or (iii) by attendance at the Annual Meeting of Stockholders and voting in person.

Voting Required for Approval; Quorum. As of the Record Date, 5,930,020 shares of the common stock of the Company (the “Common Stock”), the only outstanding class of voting or equity securities of the Company, were outstanding. Each share of common stock is entitled to one vote on each matter submitted to a vote of stockholders. As of the Record Date, the Company’s executive officers and directors had the power to vote approximately 3.44% of the outstanding shares of Common Stock. The Company’s executive officers and directors have advised the Company that they intend to vote their shares of Common Stock FOR the proposal contained herein and to vote pursuant to the discretion of the appointed proxies for any other action properly brought before the meeting.

A quorum for the transaction of business at the Annual Meeting of Stockholders requires the presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date. Votes cast in person or by proxy at the Annual Meeting will be tabulated and a determination will be made as to whether a quorum is present. The Company will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (i.e., “broker non-votes”), those shares will not be considered as entitled to vote with respect to such matter. Broker non-votes with respect to the election of directors will have no effect on the outcome of the vote on this proposal.

Annual Report. The Annual Report to Stockholders, covering the Company's fiscal year ended December 31, 2005, is enclosed herewith. The Annual Report, which includes financial statements, is not part of the proxy solicitation materials.

PROPOSAL 1 - ELECTION OF DIRECTORS

The entire Board of Directors of the Company consists of 10 directors. The Board is divided into three classes, with the Directors of each class elected to serve three-year terms.

At the 2006 Annual Meeting, three Class I Directors will be elected to serve until the 2009 Annual Meeting of Stockholders, and until their successors are elected and qualified. The Board of Directors has nominated the following candidates for election to the Board: Calvert A. Morgan, Jr., Eugene H. Bayard and Thomas P. Hill, Jr. Mr. Morgan was elected to the Board in 2000 and re-elected to the Board in 2003 to serve until this Annual Meeting. Messrs. Bayard and Hill are new candidates for election by stockholders at this Annual Meeting. In February, the Corporate Governance Committee reviewed the background and experience of Mr. Hill and Mr. Bayard, as well as the existing size and composition of the Board, and consistent with the general criteria set forth in the Company’s Corporate Governance Guidelines, the Corporate Governance Committee recommended each of these two new candidates to the Board. Mr. Bayard was also recommended by the Chairman of the Company’s Corporate Governance Committee. Messrs. Peins and Rider will retire from the Board at the Annual Meeting in accordance with the Company’s retirement policy for the Board of Directors.

Directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote for the election of directors. A proxy that withholds authority to vote for a particular nominee will not count either for or against the nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

General. The following information with respect to the principal occupation and employment of each director and nominee and the name and principal business of the organization in which such occupation and employment is carried on, and information with respect to certain other affiliations and to business experience during the past five years, has been furnished to the Company by each of the nominees for election as a director and for each of the directors whose term will continue following the Annual Meeting:

Nominees for Election

Class I Directors

Continuing Director (Term Expires in 2006)

Calvert A. Morgan, Jr. (age 58): Mr. Morgan is a Director of and Special Advisor to WSFS Financial Corporation and is retired Chairman of the Board, President and Chief Executive Officer of PNC Bank, Delaware in Wilmington, Delaware. Mr. Morgan is a past Chairman and member of Delaware Business Roundtable, Inc., an advisory director of Wilmington Country Club and a trustee of Christiana Care Corporation. He has been a director of the Company since 2000.

New Candidates

Eugene H. Bayard (age 59): Mr. Bayard has been an attorney and partner with the law firm of Wilson, Halbrook & Bayard in Georgetown, Delaware since 1974. Mr. Bayard serves in numerous business and community board capacities including Delaware Wild Lands, Inc., Delaware State Fair, Inc., Harrington Raceway, Inc., Delaware Volunteer Firemen’s Association, the Southern Delaware Advisory Board for the Delaware Community Foundation, O.A. Newton & Son Company and J.G. Townsend, Jr. & Company. Previously he served on the boards of Blood Bank of Delaware, Nanticoke Memorial Hospital, the Children’s Bureau of Delaware, Delaware Music School, Anderson-Stokes, Inc., and Sussex Shores Water Company.

Thomas P. Hill, Jr. (age 57): Mr. Hill retired in 2002 from Exelon Corporation in Philadelphia, Pennsylvania where he served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery. Exelon Corporation is one of the nation’s largest electric utilities, providing energy generation, power marketing and energy delivery. Prior to the PECO Energy and Unicom Corporation merger, he was Vice President and Controller for PECO Energy, where he had been employed since 1970 in various senior financial and managerial positions. Mr. Hill is also a director of the Philadelphia Zoo, the Magee Rehabilitation Hospital and the Art Institute of Philadelphia.

Continuing Directors

Class II Directors (Terms Expire in 2007)

Ralph J. Adkins (age 63): Mr. Adkins has served as Chairman of the Board of Directors of the Company since 1997. Prior to January 1, 1999, Mr. Adkins served as Chief Executive Officer, a position he held since 1990. During his tenure with the Company, Mr. Adkins served as President and Chief Executive Officer, President and Chief Operating Officer, Executive Vice President, Senior Vice President, Vice President and Treasurer. Mr. Adkins is also a Director of PNC Bank, Delaware and Chairman of Bayhealth Foundation. He has been a director of the Company since 1989.

Richard Bernstein (age 63): Mr. Bernstein is President and Chief Executive Officer of BAI Aerosystems, Inc., a division of L-3 Communications Corporation, located in Easton, Maryland. BAI is a manufacturer of lightweight, low-cost Unmanned Aerial Vehicles. Mr. Bernstein is a major stockholder of Salisbury Pewter, a manufacturer of pewter for the gift and premium markets. Prior to Smiths Group PLC acquiring Lorch Microwave in February 2006, Mr. Bernstien was a major stockholder of Lorch Microwave, a producer of microwave filters and electronic components for the military and commercial markets. He has been a director of the Company since 1994.

J. Peter Martin (age 66): Mr. Martin is the retired Founder, President and Chief Executive Officer of Atlantic Utilities Corporation, a Miami, Florida diversified utility company that provided water, wastewater, natural gas and propane gas service to residential, commercial and industrial customers in several Florida counties. Mr. Martin founded Atlantic Utilities Corporation in 1980; in 1997 it was sold to Southern Union Co. Prior to founding Atlantic Utilities Corporation, Mr. Martin was President of Southern Gulf Utilities, Inc. in Miami, Florida. He has been a director of the Company since 2001.

Class III Directors (Terms Expire in 2008)

Thomas J. Bresnan (age 53): Mr. Bresnan is Chief Executive Officer, President and Director of New Horizons Worldwide, Inc., located in Anaheim, California, a position he has held since 1999. New Horizons provides information technology training through its subsidiary, New Horizons Computer Learning Centers. Prior to joining New Horizons in 1992, Mr. Bresnan was President of Capital American Life Insurance in Cleveland, Ohio. Mr. Bresnan began his professional career at Arthur Andersen and Co. He has been a director of the Company since 2001.

Walter J. Coleman (age 71): Mr. Coleman retired in December 1995 as the Chief Executive Officer of Pyramid Realty and Mortgage Corporation, a Florida diversified company involved in real estate, mortgages, insurance and business brokerage. He is also the former Chairman of Real Estate Title Services, Inc., a title insurance and trust company. Mr. Coleman is a director of the Central Florida Economic Development Board and was appointed to the Workforce Development Board created under the Workforce Investment Act. He also served as past president of the Polk County, Florida Chamber of Commerce. Mr. Coleman is now Associate Professor in the Business and Economics Department at Florida Southern College and an international business consultant and lecturer specializing in strategic management and governance. He has been a director of the Company since 1992.

Joseph E. Moore (age 63): Mr. Moore is an attorney and partner with the law firm of Williams, Moore, Shockley and Harrison, LLP, which has offices in Ocean City and Ocean Pines, Maryland. Mr. Moore has served in numerous business and community capacities over the years, including: State’s Attorney for Worcester County; Attorney for Worcester County Board of Zoning Appeals; Attorney for the Town of Berlin, Maryland; and Board of Governors of the State of Maryland Bar Association. He is also a member of the NABB Research Center for Delmarva History and Culture at Salisbury University, a Director of the Ocean City Life Saving Museum, Inc. and has been appointed by the Court of Appeals of Maryland as Co-Chairman of the Character Committee of the First Appellate Circuit Character Committee for the Maryland State Board of Law Examiners. In 2003, Mr. Moore became a Fellow of the American College of Trial Lawyers, a premier legal association. He has been a director of the Company since 2001.

John R. Schimkaitis (age 58): Mr. Schimkaitis is President and Chief Executive Officer of the Company and its subsidiaries. Mr. Schimkaitis assumed the role of Chief Executive Officer on January 1, 1999. He has served as President since 1997. Mr. Schimkaitis previously served as President and Chief Operating Officer, Executive Vice President, Senior Vice President, Chief Financial Officer, Vice President, Treasurer, Assistant Treasurer and Assistant Secretary of the Company. He has been a director of the Company since 1996.

If, prior to the election, any of the nominees shall become unable or unwilling to serve as a director of the Company (an eventuality that the Company does not anticipate), all proxies will be voted for any substitute nominee who may be designated by the Board of Directors on the recommendation of the Corporate Governance Committee.

Class I Directors Not Seeking Re-Election (Terms Expire in 2006)

Rudolph M. Peins, Jr. (age 76): Mr. Peins retired in February 1993 as Chief Financial Officer, Senior Vice President and Secretary of Hunt Corp. located in Philadelphia, Pennsylvania. Hunt, a leading producer and distributor of more than 10,000 office and art/craft products, is better known for its brand name products such as Boston, X-ACTO, BIENFANG and SPEEDBALL to name a few. Hunt Corp. was sold to the Berwind Companies. Mr. Peins is now a business analyst and consultant. He is retiring from the Board at the Annual Meeting.

Robert F. Rider (age 77): Mr. Rider is Chairman of the Board and Chief Executive Officer of O. A. Newton & Son Company located in Bridgeville, Delaware. The company engages in millwright work, metal fabrication and sells farm equipment and materials handling systems. Mr. Rider is also a director of Blue Cross Blue Shield of Wilmington, Delaware, Delaware State Fair and CareFirst, Inc. He is a trustee emeritus of the University of Delaware. Mr. Rider is a retired member of the Board of Governors of the United States Postal Service where he was Chairman from 2000 to 2002. He is retiring from the Board at the Annual Meeting.

CORPORATE GOVERNANCE

General. The Company’s Board of Directors has adopted a set of corporate governance guidelines, which, along with the written charters for Board committees described below, provide the framework for the Board’s governance of the Company.

Independence. The New York Stock Exchange (NYSE) rules governing independence require that a majority of the members of the Company’s Board of Directors be independent as defined by the NYSE. Members of the Board are independent if the Company determines that the director has no material relationship with the Company except in his or her capacity as a director. To assist in making the determination of independence for each director, the Company adopted its “Corporate Governance Guidelines on Director Independence” (the “Independence Guidelines”). The Independence Guidelines adopted by the Board are set forth as Appendix A to this Proxy Statement and are also available on the Company’s website at chpk.com.

In accordance with the Independence Guidelines, the Board of Directors on February 23, 2006 conducted its annual review of director independence. During this review, the Board of Directors examined all direct and indirect material transactions or relationships between the Company or any of its subsidiaries and each director and any immediate family member of such director and determined that no such relationship existed during 2005.

On the basis of this review, the Board of Directors determined that in accordance with the standards set forth in the Independence Guidelines, each of the following directors qualifies as an independent director as defined by the NYSE listing standards: Richard Bernstein, Thomas J. Bresnan, Walter J. Coleman, J. Peter Martin, Joseph E. Moore, Calvert A. Morgan, Jr., and Robert F. Rider. The Board of Directors also determined that Eugene H. Bayard and Thomas P. Hill, Jr., the two new director nominees, each qualify as independent directors. The Board of Directors determined that each of the following directors did not qualify as independent: Ralph J. Adkins, the Company’s non-management Chairman, is disqualified as an independent director because he served as an executive officer of the Company within the last three years; John R. Schimkaitis, President and Chief Executive Officer of the Company, is disqualified as an independent director because he is presently an executive officer of the Company; and Rudolph M. Peins, Jr., a director of the Company who is retiring at the Annual Meeting, is disqualified as an independent director because his son-in-law is employed as a tax manager by the Company’s independent accountants.

Code of Ethics and Corporate Governance Guidelines. The Board has adopted a Business Code of Ethics and Conduct, which applies to the Company’s directors, officers and employees generally, as well as a Code of Ethics for Financial Officers, which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller, and Treasurer. The Board has also adopted Corporate Governance Guidelines, which consists of a series of policies and principles regarding the governance of the Company. These documents may be viewed on the Company’s website at chpk.com. Each of these documents is also available in print to any stockholder upon request.

Common Stock Ownership Guidelines for Non-Management Directors. The Company’s Board has adopted common stock ownership guidelines for each non-management director. These guidelines provide for each director to own at least 4,000 shares of the Company’s common stock within three years after the effective date of the stock ownership guidelines or after five years of their date of appointment to the Board.

Executive Sessions of the Non-Management Directors. The Company’s directors who are not officers of the Company (“non-management directors”) meet regularly without the presence of any of the management directors. These meetings are presided over by the Company’s Chairman, who is not an officer of the Company. Mr. Adkins does not qualify as an independent director according to the criteria established by the NYSE and the Company’s Independence Guidelines, therefore, the independent directors meet at least once a year in executive session with the Chairman of the Corporate Governance Committee presiding over such meeting(s).

Meetings of the Board of Directors and Committees. The Board of Directors met eight times during 2005. Each director attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by each committee of the Board on which he served.

Directors are strongly encouraged to attend the Company’s Annual Meetings of Stockholders. Nine of the ten incumbent directors attended the 2005 Annual Meeting of Stockholders.

Stockholder Communications with the Board. Stockholders and other parties interested in communicating directly with the Board of Directors or any individual director or with the director who presides at executive sessions of the non-management directors or the non-management directors as a group may do so by sending written communications to the attention of the intended recipient(s) in care of the Company’s Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.

The Corporate Secretary will forward all communications to the appropriate person or persons. Communications relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters. These communications procedures have been approved by a majority of the independent directors.

NOMINATION OF DIRECTORS

The Company’s bylaws permit stockholders to nominate candidates for election as directors. Other than the Company’s bylaws and the guidance provided under the Corporate Governance Committee Charter, the Company has no formal policy with regards to the consideration of directors nominated by stockholders.

The Corporate Secretary of the Company must receive director nominations by stockholders not less than 14 days nor more than 80 days prior to the meeting at which directors are to be elected. Each nomination must be in writing and set forth: (i) as to each nominee, (a) the name, age, business address and, if known, residential address of the nominee; (b) the principal occupation or employment of the nominee; (c) the number of shares of the Company’s stock beneficially owned by the nominee; (d) the consent of the nominee to serve as a director of the Company if elected; (e) a description of all arrangements or understandings among the stockholder and the nominee and any other person or persons pursuant to which the nomination is to be made by the stockholder; and (f) any other information relating to the nominee required to be disclosed in solicitations of proxies for election of directors, or otherwise required pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice, (a) the name and address of the stockholder, as they appear on the Company’s books, and (b) the number of shares of the Company stock beneficially owned by the stockholder.

The Corporate Governance Committee, whose duties include that of a nominating committee, will consider a recommendation from a stockholder only if the information specified above is complete. The process followed by the Corporate Governance Committee to identify and evaluate candidates includes: requests to Board members, management and others for recommendations; meetings from time to time to evaluate the biographical information and other background material relating to potential candidates; and interviews of selected candidates by members of the Corporate Governance Committee.

In considering whether to recommend any candidate, including any candidate recommended by a stockholder, for inclusion in the Board’s slate of recommended director nominees for election by the stockholders, the Corporate Governance Committee will consider the existing size and composition of the Board and apply the general criteria set forth in the Corporate Governance Guidelines as well as any specific director selection criteria adopted by the Corporate Governance Committee based on the Company’s circumstances at the time. The criteria specified by the Corporate Governance Guidelines relate to a candidate’s character, judgment, business experience or professional background, knowledge of the Company’s business, community involvement, and availability and commitment to carry out the responsibilities as a director of the Company (generally directors may not be directors of more than two public companies in addition to the Company). The specific director selection criteria include, but may not in all instances be limited to, the following:

•	A proven track record of leadership in the person’s particular field of expertise

•	Prior education or experience that enables the person to exercise sound business judgment on issues typically encountered by the Company

•
A record of accomplishments that reflects a high level of achievement in the person’s profession. In this regard, the Board generally requires that a nominee shall be: currently serving, or shall previously have served, as a chief executive officer, chief operating officer or chief financial officer of a substantial company; a distinguished member of academia; a partner in a law firm or accounting firm; a successful entrepreneur; or hold a similar position of significant responsibility

•	A background or experience that enables the person to represent or present differing points of view

•	Willingness to listen and work together in a collegial manner

•	Meet the qualifications as set forth by the NYSE

•	Possession of knowledge, experience and skills that will enhance the Board’s mix of core competencies

The Corporate Governance Committee does not assign specific weights to these criteria and not all of the criteria are necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

COMMITTEES OF THE BOARD OF DIRECTORS

The standing committees of the Company are the Audit Committee, Compensation Committee and Corporate Governance Committee.

Audit Committee. The Audit Committee was established in 1976. The Company’s Board adopted the written charter of the Audit Committee on February 23, 2006. The Charter is included as Appendix B to this Proxy Statement, and can also be viewed on the Company’s website at chpk.com. The Charter is also available in print to any stockholder upon request. As reflected in its Charter, the Committee’s responsibilities include: (i) the appointment, retention, termination, compensation, and oversight of the Company’s independent auditors, (ii) approval of all non-audit engagements of the Company’s independent auditors, (iii) review, along with management and the independent auditors, of the annual and quarterly financial statements, and (iv) supervision of the annual audit and the Company’s internal audit function. The Audit Committee held five meetings during 2005. The current members of the Audit Committee are: Walter J. Coleman, J. Peter Martin and Thomas J. Bresnan, Chairman.

The composition of the Audit Committee is subject to independence and other requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) thereunder, and the NYSE listing standards. The Board of Directors, upon the unanimous recommendation of the Corporate Governance Committee, has determined that all current members of the Audit Committee meet the audit committee composition requirements of the SEC and the NYSE listing standards. Mr. Bresnan qualifies as an “audit committee financial expert” under the rules of the SEC based on his previous experience and knowledge. He currently serves as Chief Executive Officer and President of New Horizons Worldwide, Inc. and previously served as principal financial officer of Capital American Financial, a subsidiary of Capital American Financial. Mr. Bresnan also has six years of public accounting experience. Mr. Bresnan satisfies the independence requirements for audit committee members under the NYSE listing standards. None of the members of the Audit Committee serve on audit committees of more than two other public companies.

Compensation Committee. The Compensation Committee was established in 1979. The Company’s Board has adopted the written charter of the Compensation Committee, which can be viewed on the Company’s website at chpk.com. The Charter is also available in print to any stockholder upon request. As reflected in its Charter, the Committee’s responsibilities include: (i) the design, recommendation to the Board of Directors for approval, and administration of the Company’s executive compensation practices, (ii) administration of the Company’s principal employee benefit plans, (iii) annual review and approval of the compensation arrangements of the Chief Executive Officer, and (iv) if requested by the Board of Directors, evaluation of the Company’s director compensation arrangements. The Compensation Committee held three meetings during 2005. The current members of the Compensation Committee are: Joseph E. Moore, Calvert A. Morgan, Jr. and Richard Bernstein, Chairman.

The NYSE listing standards require that the Compensation Committee consist solely of independent directors. The Board of Directors, upon the unanimous recommendation of the Corporate Governance Committee, has determined that all current members of the Compensation Committee are “independent” as that term is defined in the NYSE listing standards.

Corporate Governance Committee. The Corporate Governance Committee was established in 1994 for the purpose of reviewing and advising the Board on general corporate governance and structural issues. In 1998, this Committee assumed the functions of the Nominating Committee. The Company’s Board has adopted the written charter of the Corporate Governance Committee, which can be viewed on the Company’s website at chpk.com. The Charter is also available in print to any stockholder upon request. As reflected in its Charter, the Committee’s responsibilities include: (i) periodic review of the Company’s Corporate Governance Guidelines, (ii) evaluation of the size and composition of the Board of Directors, (iii) development and recommendation to the Board of Directors of director eligibility guidelines, (iv) evaluation of director candidates, and (v) annual evaluation of the Board of Director’s performance. The Corporate Governance Committee held five meetings during 2005. The current members of the Corporate Governance Committee are: Joseph E. Moore, Calvert A. Morgan, Jr. and Robert F. Rider, Chairman. Mr. Rider will retire from the Board at the Annual Meeting in accordance with the retirement policy for the Board. Mr. Morgan will act as interim Chairman until such time as a successor is duly appointed and qualified.

The NYSE listing standards require that the Corporate Governance Committee consist solely of independent directors. The Board of Directors, upon the unanimous recommendation of the Corporate Governance Committee, has determined that all current members of the Corporate Governance Committee are “independent” as that term is defined in the NYSE listing standards.

DIRECTOR COMPENSATION

Mr. Schimkaitis receives no additional compensation for serving as a director of the Company. All other directors are paid under compensation arrangements approved by the Compensation Committee. The Compensation Committee reviews director compensation annually and reports the results of its review to the Board of Directors, who approves all director compensation arrangements. The components of the current director compensation program are described below. The Compensation Committee will conduct its annual compensation review in April 2006 and the Board of Directors may modify director compensation as it deems appropriate at that meeting or any time thereafter.

For 2005, the Chairman of the Board, a non-employee director, was paid an annual cash retainer of $120,000 for his services in that capacity. Each of the Company’s non-employee directors received an annual cash retainer of $12,000 for his services as a director. Each non-employee director, including the Chairman, was also paid $1,000 for each board or committee meeting attended in person or by telephone, however, if a director attended more than one meeting on the same day, the director was paid $1,000 for the first meeting and an additional $500 for each additional meeting attended on that same day.

Under the Company’s Directors Stock Compensation Plan (“DSCP”), each non-employee director received in 2005 an annual award of 600 shares of common stock and an additional award of 150 shares of common stock for service as a committee chairman, subject to adjustment in future years consistent with the terms of the DSCP. The shares were issued at the time of the Annual Meeting as compensation for service to be performed during the period between the Company’s 2005 and 2006 Annual Meetings of Stockholders.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors hereby provides the following report with respect to the Company’s audited financial statements for the year ended December 31, 2005.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with the management of the Company. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 concerning the independence of PricewaterhouseCoopers LLP, and has discussed with PricewaterhouseCoopers LLP its independence. Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.

THE AUDIT COMMITTEE
Thomas J. Bresnan (Chairman)
Walter J. Coleman
J. Peter Martin

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth information concerning the compensation earned for each of the last three fiscal years ended December 31, 2005, by the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers (collectively, the “named executive officers”) determined on the basis of their combined salary and bonus for the year ended December 31, 2005.

		Annual Compensation			Long Term Compensation
					Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation[2] ($)	Restricted Stock Awards[5] ($)	LTIP Payouts ($)	All Other Compensation ($)

John R. Schimkaitis	2005	341,250	134,703	0	255,359[6]	0	48,036[11]
President, Cheif Executive Officer,	2004	326,250	107,539	0	181,440[8]	0	28,150
and Director	2003	311,250	113,220	0	231,374[9]	0	20,468

Paul M. Barbas	2005	272,500	81,032	0	136,192[6]	0	41,792[11]
Executive Vice President and	2004	262,500	72,875	18,021[3]	96,768[8]	0	38,281
Chief Operating Officer	2003	106,250[1]	38,191	8,734[3]	64,947[9]	0	5,860

Michael P. McMasters	2005	236,000	76,947	0	136,192[6]	0	31,651[11]
Senior Vice President and	2004	227,500	61,669	0	96,768[8]	0	18,856
Chief Financial Officer	2003	217,000	66,065	0	123,400[9]	0	14,270

Stephen C. Thompson	2005	233,000	51,700	0	29,184[7]	204,287[10]	26,934[11]
Senior Vice President	2004	225,250	55,626	0	0	0	17,655
	2003	217,000	48,565	0	24,355[9]	0	15,191

S. Robert Zola	2005	129,125	28,456	0	29,184[7]	204,287[10]	16,045[11]
President of	2004	126,125	41,417	0	0	0	26,945
Sharp Energy, Inc.	2003	125,000	165,675	1,058[4]	24,355[9]	0	11,970

[1]	Mr. Barbas joined the Company on August 4, 2003. His annualized salary for 2003 was $255,000.

[2]
In addition to the compensation shown in the above Summary Compensation Table, each of the named executive officers was entitled to the personal use of a Company-owned automobile. In the case of each named executive officer, the aggregate value of this benefit in each of the three years, was less than the smaller of $50,000 or 10% of the individual’s total annual salary and bonus, and accordingly, consistent with the rules of the SEC, the value of this perquisite has not been included in the Table.

[3]	Consists of reimbursement for relocation expenses in the amount of $18,021 in 2004 and $8,734 in 2003.

[4]	Consists of reimbursement for relocation expenses in the amount of $1,058 in 2003.

[5]
The number and value of the aggregate number of shares of restricted stock held by each of the named executive officers as of December 31, 2005 (calculated by multiplying the number of shares by $30.80, the market price of the Company common stock at the close of trading on December 31, 2005) was as follows: Mr. Schimkaitis - 12,980 shares having a value of $399,784; Mr. Barbas - 3,719 shares having a value of $114,545; Mr. McMasters - 9,984 shares having a value of $307,507; Mr. Thompson - 1,568 shares having a value of $48,294; and Mr. Zola - 960 shares having a value of $29,568.

[6]
Represents the dollar value (based on a market price of $30.3999 per share) on the date of issuance (February 23, 2006) of the following number of shares of restricted stock awarded to the named executive officer under the Company’s Performance Incentive Plan based on performance results for the award period beginning January 1, 2005 and ending December 31, 2005: Mr. Schimkaitis - 8,400 shares; Mr. Barbas - 4,480 shares; and Mr. McMasters - 4,480 shares. The shares may not be sold for a three-year period beginning February 23, 2006. During this three-year period, the holder is entitled to receive all dividends paid on the shares.

[7]
Represents the dollar value (based on a market price of $30.3999 per share) on the date of issuance (February 23, 2006) of the following number of shares of restricted stock awarded to the named executive officer under the Company’s Performance Incentive Plan based on performance results for the award period beginning January 1, 2005 and ending December 31, 2005: Mr. Thompson - 960 shares and Mr. Zola - 960 shares. The shares may not be sold for a three-year period beginning February 23, 2006. During this three-year period, the holder is entitled to receive all dividends paid on the shares.

[8]
Represents the dollar value (based on a market price of $27 per share) on the date of issuance (February 24, 2005) of the following number of shares of restricted stock awarded to the named executive officer under the Company’s Performance Incentive Plan based on performance results for the award period beginning January 1, 2004 and ending December 31, 2004: Mr. Schimkaitis - 6,720 shares; Mr. Barbas - 3,584 shares; and Mr. McMasters - 3,584 shares. The shares may not be sold for a three-year period beginning February 24, 2005. During this three-year period, the holder is entitled to receive all dividends paid on the shares.

[9]
Represents the dollar value (based on a market price of $25.37 per share) on the date of issuance (February 26, 2004) of the following number of shares of restricted stock awarded to the named executive officer under the Company’s Performance Incentive Plan based on performance results for the award period beginning January 1, 2003 and ending December 31, 2003: Mr. Schimkaitis - 9,120 shares; Mr. Barbas - 2,560 shares; Mr. McMasters - 4,864 shares; Mr. Thompson - 960 shares; and Mr. Zola - 960 shares. The shares may not be sold for a three-year period beginning February 26, 2004. During this three-year period, the holder is entitled to receive all dividends paid on the shares.

[10]
Represents the dollar value (based on a market price of $30.3999 per share) on the date of issuance (February 23, 2006) of the following number of shares of restricted stock awarded to the named executive officer under the Company’s Performance Incentive Plan based on performance results for the award period beginning January 1, 2003 and ending December 31, 2005: Mr. Thompson - 6,720 shares and Mr. Zola - 6,720 shares. The shares may not be sold for a three-year period beginning February 23, 2006. During this three-year period, the holder is entitled to receive all dividends paid on the shares.

[11]
Consists of the Company’s contribution to its Section 401(k) Retirement Savings Plan and Section 401(k) Supplemental Executive Retirement Plan on behalf of the named executives (Mr. Schimkaitis - $46,200; Mr. Barbas - $40,325; Mr. McMasters - $30,380; Mr. Thompson - $25,679; and Mr. Zola - $15,349) and term life insurance premiums paid by the Company on behalf of the named executives (Mr. Schimkaitis - $1,836; Mr. Barbas - $1,467; Mr. McMasters - $1,271; Mr. Thompson - $1,255; and Mr. Zola - $696).

Aggregated Stock Option Exercises During 2005 Fiscal Year and Fiscal Year End Stock Option Values Table. The following table sets forth information concerning stock options exercised by the named executive officers in 2005, and the number and value of options held by such officers at December 31, 2005.

			Number of Shares Underlying Unexercised Stock Options at December 31, 2005 (#)		Value of Unexercised In-the-Money-Stock Options at December 31, 2005 ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John R. Schimkaitis	0	$0	0	0	$0	$0
Paul M. Barbas	0	$0	0	0	$0	$0
Michael P. McMasters	4,263	$43,020	0	0	$0	$0
Stephen C. Thompson	0	$0	0	0	$0	$0
S. Robert Zola	0	$0	0	0	$0	$0

Long-Term Incentive Plans - Awards in 2005. The following table provides information regarding the number and terms of performance shares granted to the named executive officers in 2005. In 2005, the Compensation Committee granted performance awards to each of Messrs. Schimkaitis, Barbas and McMasters for 9,600, 6,820, and 5,120 shares, respectively. Forty percent of these shares can be earned if the Company achieves specified performance goals relating to growth in earnings per share in 2006. To the extent that any portion of the forty percent is not earned during 2006, those performance shares may be earned in 2007 or 2008, if in either of the two succeeding years cumulative pre-established performance goals are achieved over, respectively, the three-year period ending in that year. The remaining sixty percent of the performance awards will only be awarded if certain pre-established performance goals are achieved in 2006. In 2005, the Compensation Committee also granted performance awards to each of Messrs. Thompson and Zola. Under the terms of the awards: (i) Mr. Thompson will be entitled to earn up to 2,240 shares of restricted stock if the Company’s natural gas segment achieves at least 90% of the target pre-tax return on investment for the performance period beginning January 1, 2006, and ending December 31, 2008; and (ii) Mr. Zola will be entitled to earn up to 2,240 shares of restricted stock if the Company’s propane distribution operations income exceeds the income target for the performance period beginning January 1, 2006 and ending December 31, 2008. Both Messrs. Thompson and Zola will also be entitled to earn up to 960 shares of restricted stock for 2006 if the Company achieves specified performance goals relative to the Industry Peer Group relating to stockholder value performance. In the event of a change in control during the performance period, the total number of performance shares granted, prorated based on the proportion of the calendar year that has elapsed, would be deemed earned. Performance shares, once earned and issued, may not be sold for a three-year period. During the three-year period, the holder is entitled to receive all dividends paid on the shares.

			Estimated Future Payouts under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
John R. Schimkaitis	3,840	2006-2008	0	3,840	3,840
Paul M. Barbas	2,728	2006-2008	0	2,728	2,728
Michael P. McMasters	2,048	2006-2008	0	2,048	2,048
Stephen C. Thompson	2,240	2006-2008	0	2,240	2,240
S. Robert Zola	2,240	2006-2008	0	2,240	2,240

Pension Plan. As of December 31, 1998, the Company amended the Chesapeake Utilities Corporation Pension Plan (the “Pension Plan”) to close the Pension Plan to new participants. At that time, the Pension Plan also was amended to allow current participants, including executive officers, to make a one-time election either (i) to continue participation in the Pension Plan, or (ii) to have their entire benefit under the Pension Plan transferred to a new pension plan (known as the “Chesapeake Utilities Corporation New Retirement Program Plan”) from which they would receive a distribution of their entire benefit upon approval by the Internal Revenue Service of the Pension Plan’s proposed termination, coupled with an increase in the Company’s rate of matching contributions to the employee’s account in the Chesapeake Utilities Corporation Retirement Savings Plan. None of the named executive officers participating in the Pension Plan - Messrs. Schimkaitis, McMasters and Thompson - elected the second option, and accordingly all three of the named executive officers continued to participate in the Pension Plan. Effective January 1, 2005, the Pension Plan was further amended (i) to freeze any further benefit accruals after December 31, 2004, (ii) to increase the years of credited service for each participant by the lesser of (a) two years or (b) such additional credited service as would increase the participant’s years of credited service to 35, (iii) to fully vest any benefits not then vested, and (iv) to provide for a lump sum distribution option. Benefits from the Pension Plan are paid from the Pension Plan’s trust, which is funded solely by the Company. Benefits normally are paid in the form of a straight life annuity or joint and survivor annuity, although other forms of distribution (including a lump sum) are available. Benefits under the Pension Plan are not subject to any deduction for Social Security or other offset amounts.

After giving effect to the freezing of the Pension Plan effective January 1, 2005, the calculation of benefits under the Pension Plan will be based on average earnings for the highest five consecutive years of the ten years ending December 31, 2004. (Because the Pension Plan is now frozen, changes in participants’ earnings after 2004 will not affect their Pension Plan benefits.) Compensation for 2004 used to compute final average earnings was as follows: Mr. Schimkaitis - $326,250; Mr. McMasters - $227,500 and Mr. Thompson - $225,250. After giving effect to the two additional years of credited service, as of December 31, 2004, the number of years of credited service under the Pension Plan for each of the participating named executive officers is as follows: Mr. Schimkaitis - 23 years; Mr. McMasters - 25 years and Mr. Thompson - 24 years. (Because the Pension Plan is now frozen, service after 2004 will not affect these participants’ Pension Plan benefits.)

The Internal Revenue Code of 1986, as amended, generally limits the annual benefits that may be paid under the Pension Plan ($165,000 for 2004) and limits the amount of annual compensation that may be taken into account in determining final average earnings ($205,000 in 2004). Effective January 1, 1995, the Company adopted Chesapeake Utilities Corporation Executive Excess Retirement Plan (the “Excess Plan”), in which each of the named executive officers, who are participants in the Pension Plan, also participate. Under the Excess Plan, which is not a tax-qualified plan, the Company provides to Pension Plan participants the benefits that would have been provided under the Pension Plan but for these limits. The Excess Plan is unfunded, but is required to be funded in the event of a change in control of the Company. The Excess Plan was amended as of December 31, 2004 (i) to freeze any further benefit accruals after December 31, 2004, (ii) to increase the years of credited service for each participant by the lesser of (a) two years or (b) such additional credited service as would increase the participant’s years of credited service to 35, (iii) to fully vest any benefits not then vested, and (iv) not to permit lump sum distributions of benefit amounts over $5,000.

The following table shows the estimated combined annual benefits that the named executive officers in the Summary Compensation Table would receive under the Pension Plan and the Excess Plan, assuming they retire at age 65:

Name	Present Age	Estimated Combined Annual Benefit
John R. Schimkaitis	59	$142,155
Michael P. McMasters	48	$97,814
Stephen C. Thompson	46	$91,859

Employment Agreements. The Company has entered into employment agreements with Messrs. Schimkaitis, Barbas, McMasters, Thompson, and Zola. These agreements include “change in control” provisions which are designed to help retain the officers whom the Board of Directors believes are essential to the proper supervision of the Company’s business by assuring them of equitable treatment in the event of a termination of employment following a change in control of the Company. Under the agreements, if a change in control occurs, the failure to elect or re-elect the officer to, or the removal of the officer from, the office held by the officer, or the failure to re-elect the officer to, or the removal of the officer from, the Board of Directors of the Company (if the officer was a member of the Board immediately prior to a change in control) would entitle the officer to terminate his employment and to receive certain termination payments as described below. An officer’s good faith determination that the nature or scope of his duties has been significantly altered subsequent to a change in control also would entitle the officer to elect to terminate his employment and to receive the termination payments provided in the agreement.

The employment agreement with Mr. Schimkaitis provides for his employment in his current position through March 25, 2007 at a salary determined by the Board of Directors. For 2006, the Board has fixed Mr. Schimkaitis’ salary at $360,000. The agreement provides that if a change in control occurs prior to March 25, 2007, the agreement will be automatically extended for up to five years commencing on the date the change in control occurs.

The employment agreement with Mr. Barbas provides for his employment as Executive Vice President through August 3, 2006 at a salary determined by the Board of Directors. For 2006, the Board has fixed Mr. Barbas’ salary at $290,000.

The employment agreements with Messrs. McMasters and Thompson provide for their employment as Senior Vice President and Chief Financial Officer, and Senior Vice President, respectively, of the Company through March 25, 2006, each at salaries determined by the Board of Directors. For 2006, the Board has fixed their respective salaries at $246,000 and $243,000.

The employment agreement with Mr. Zola provides for his employment as President of Sharp Energy, Inc., the Company’s propane distribution subsidiary, through December 31, 2006, at a salary determined by the Board of Directors. For 2006, the Board has fixed Mr. Zola’s salary at $135,000.

The employment agreements of each of Messrs. Barbas, McMasters, Thompson and Zola provide that if a change in control occurs prior to the expiration of its term, it will be automatically extended for a period of three years commencing on the date the change in control occurs.

Each employment agreement is intended to maintain the compensation and benefits of the executive following a change in control at levels generally comparable to those that such officers could reasonably have expected in the absence of a change in control. The agreements provide for the payment of compensation during the extension period following a change in control at a level equal to the rate existing immediately prior to the change in control, adjusted throughout such period to reflect increases in the consumer price index. Each agreement also provides for the officer’s continued eligibility and participation in the Company’s employee benefit plans during such extension period. In the event of a termination of employment other than for cause, the officer would receive under his agreement a termination payment equal to an amount approximating the compensation and the value of certain benefits under the Company’s retirement plans that he would have received had he continued to be employed by the Company for the lesser of 12 months (24 months for Mr. Schimkaitis) or the number of months remaining under the extended term of the agreement. However, such termination payment could not exceed the maximum amount that the Company could pay the officer without some part of the amount being nondeductible by the Company under Section 280G of the Internal Revenue Code. Each agreement also provides that the Company will indemnify the officer for any expenses he incurs in successfully enforcing his right to payments or benefits under his agreement following a change in control and that the Company, upon the request of the officer, will provide the officer with an irrevocable letter of credit from a bank in the amount of $100,000 against which the officer may draw to pay any expenses he incurs in attempting to enforce his rights under his agreement.

Equity Compensation Plan Information. The following table sets forth information as of December 31, 2005, with respect to compensation plans of the Company and its subsidiaries under which shares of the Company’s common stock are authorized for issuance:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	0	Not Applicable	494,150(1)
Equity compensation plans not approved by security holders	30,000(2)	$18.125	0
Total	30,000	Not Applicable	494,150

(1)	Includes shares available under the following plans:

400,000  2005 Performance Incentive Plan (effective January 1, 2006)
  69,150  2005 Directors Stock Compensation Plan
  25,000  2005 Employee Stock Awards Plan
494,150

(2)
In 2000 and 2001, the Company entered into agreements with an investment banker to assist in identifying acquisition candidates. Under the agreements, the Company issued warrants to the investment banker to purchase 15,000 shares of the Company’s common stock in 2001 at a price of $18.25 per share and 15,000 shares in 2000 at a price of $18. The warrants are exercisable during a seven-year period after the date granted.

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors hereby provides the following report on executive compensation for the year ended December 31, 2005.

Policies and Goals. The Company’s compensation goal is to enhance the profitability of the Company and thus increase stockholder value by attracting high-quality executive talent and closely aligning the financial interests of its senior executives with those of the Company’s stockholders. To this end, the Company’s executive compensation program has been designed to provide competitive compensation levels based upon the successful achievement of specific annual and long-term objectives drawn from the Company’s strategic plan.

Components. The Company’s executive compensation program relies on three interrelated components, consisting of base salary, annual cash bonus and long-term equity-based rewards.

Base Salary. The base salary structure for the Chief Executive Officer and the other named executives was determined by means of a study prepared by an independent compensation consultant, using comparison data from the same group of diversified natural gas organizations (the “Industry Peer Group”) that the Company uses in the preparation of its Stock Performance Graph, as shown herein, and from the general industry using companies of a similar size and nature to the Company. The midpoints of the recommended salary structure are set at or reasonably close to comparison averages, thereby providing marketplace priced compensation guidelines for executives. Annual salary adjustments are made after giving consideration to the individual’s performance and contributions to the overall success of the Company. Executive base salaries generally fall close to the comparison averages. Salaries for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and other executive officers named in the Summary Compensation Table are originally set by employment agreements as set forth in the “Employment Agreement” section above, but are adjusted annually pursuant to the process described herein.

Annual Cash Bonus. In February 2005, the Board of Directors adopted the Chesapeake Utilities Corporation Cash Bonus Incentive Plan (the “2005 Plan”) under which cash bonuses are payable to participating executives, including the Company’s executive officers, and based on the attainment of financial and non-financial objectives relative to pre-established performance targets. Prior to February 2005, the Company had awarded cash bonuses to participating executives, including the Company’s executive officers, based on performance results, under the 1992 Cash Bonus Incentive Plan (the “1992 Plan”).

Under both the 2005 Plan and its predecessor, the 1992 Plan, prior to the beginning of each year, the Committee selects the executives eligible to receive bonuses based on the executives’ seniority and responsibilities. The Committee generally designates a target bonus amount for each executive, which is a percentage of that executive’s base salary ranging from 12.5% to 60%. Target bonus amounts are determined separately for the Chief Executive Officer and other selected executives to conform slightly below or close to the median prevailing practices for individuals in similar positions in a peer group of companies similar in industry and target markets, as well as published survey data for companies of similar size and scope. Because size rather than line of business is the primary consideration in choosing this group, it includes some but not all of the companies in the Industry Peer Group. The Committee also identifies performance goals for the year for each selected executive, relating to one or more business segments, to the Company as a whole, or both, and an aggressive earnings per share target and/or aggressive target income ranges for designated segments. Bonus awards for the year are made to each selected executive based on successful attainment of the relevant performance goals, adjusted by applying a payout factor (which may vary for each executive) that is determined by the relationship between the actual results of the Company or relevant segments and the aggressive income related targets. In the case of the Chief Executive Officer, 25% of his bonus award is based on the achievement of performance goals and the other 75% is directly proportionate to the attainment of the aggressive earnings per share target. Excluding Mr. Thompson, whose bonus arrangement is slightly different, no payout has been made to any other participating executive unless the earnings per share target or target income range applicable to the executive is achieved.

For 2005, the performance goals, which varied depending on the responsibilities of the executive, included: (i) growth and expansion of existing service territories; (ii) development of energy-related business opportunities; (iii) implementation of strategic rate, regulatory and environmental initiatives; and (iv) continued refinement and achievement of performance improvements. The Committee determined that (i) the achievement of the performance goals ranged from 90% to 100%, depending upon the individual, and (ii) in the case of each executive, except Mr. Barbas, the respective income target was achieved. In terms of Mr. Barbas, 10% of his bonus award is based on the achievement of a target income for the Company’s newly-formed distributed energy business, OnSight Energy, LLC, which was not achieved in 2005 and 65% of his bonus award is based on the achievement of the aggressive earnings per share target which was achieved in 2005. The balance of Mr. Barbas’ potential cash award is tied to the achievement of certain individual performance goals, which were met in 2005.

For 2005, Mr. Zola also had a cash bonus arrangement under which he could earn an additional cash bonus equal to 10% of actual propane distribution income in excess of the upper end of the target income range. Based upon 2005 results, Mr. Zola did not receive the additional cash bonus under this arrangement.

Performance Incentive Plan. In 1992, the Company adopted the Chesapeake Utilities Corporation Performance Incentive Plan which, as modified in 1998, permitted the Compensation Committee to provide different forms and levels of equity-based awards, including stock options, stock appreciation rights and performance share awards to key employees that are intended to align the interests of the executives with those of the Company’s stockholders. In 2005, the Company’s stockholders approved a new Performance Incentive Plan (the “PIP”) that replaced the 1992 plan effective January 1, 2006. Under the PIP, the Compensation Committee is authorized to grant to key employees of the Company awards of shares of the Company’s common stock, contingent upon the achievement of established performance goals.

For 2005, the Committee, for a performance period beginning January 1, 2005 and ending December 31, 2005, made performance awards to Messrs. Schimkaitis, Barbas and McMasters of 9,600, 5,120 and 5,120 shares, respectively, of the Company’s common stock. At the end of the performance period, the recipient was entitled to earn, in the form of restricted stock, the entire allotment of performance shares, or a portion thereof, depending on the extent to which the Company achieves specified performance goals relative to the Industry Peer Group relating to stockholder value performance, return on regulated investment, growth in non-regulated income, execution of the Company’s long-term strategy and overall corporate performance, with a portion of the performance shares allocated to the achievement of each goal. Alternatively, the recipient was entitled under the terms of the award to elect, on or before September 30, 2005, to receive, in lieu of the number of performance shares that he was entitled to earn, a number of shares of restricted stock equal to 25% of his allotment of performance shares without regard to whether the performance objectives were achieved. In 2005, Chesapeake achieved the performance goals relating to stockholder value performance, return on regulated investment, execution of the long-term strategy, and overall corporate performance. The performance goal relating to the achievement of the growth in non-regulated income was not achieved. As a result, Messrs. Schimkaitis, Barbas and McMasters, none of whom selected the non-performance election, received respectively, 8,400, 4,480, and 4,480 shares of restricted stock. These awards are reflected in the “Restricted Stock Awards” column of the Summary Compensation Table.

For 2005, the Committee made performance awards of 3,200 shares of the Company’s common stock each to Messrs. Thompson and Zola, each consisting of two components. For a performance period beginning January 1, 2005 and ending December 31, 2005, the recipient was entitled to earn, in the form of shares of restricted stock, up to 960 shares if the Company achieved specified performance goals relative to the Industry Peer Group relating to stockholder value performance. The second component consisted of performance awards pursuant to which: (i) Mr. Thompson was entitled to earn up to 2,240 shares of restricted stock if the Company’s natural gas segment achieved at least 90% of the target pre-tax return on investment over the three-year period January 1, 2003 to December 31, 2005 and (ii) Mr. Zola was entitled to earn up to 2,240 shares of restricted stock if the Company’s propane distribution income exceeded the income target for the three-year period January 1, 2003 to December 31, 2005. Alternatively, under the terms of the awards, either executive was entitled to elect, on or before September 30, 2005, to receive, in lieu of the number of performance shares that he otherwise would have been entitled to earn, 800 shares of restricted stock without regard to whether the performance objectives were achieved. In 2005, the stockholder value performance goal was achieved and Messrs. Thompson and Zola each received 960 shares, respectively. Additionally, both the target natural gas segment pre-tax return on investment and the propane distribution income target were achieved, resulting in 6,720 shares being awarded to each of Messrs. Thompson and Zola (the Committee had made annual performance awards for each of 2003, 2004 and 2005, each year in the amount of 2,240 shares, contingent upon the three-year income target for the respective individual being achieved). These awards are reflected in the “Restricted Stock Awards” column of the Summary Compensation Table.

For 2006, the Committee, for a performance period beginning January 1, 2006 and ending December 31, 2006, made performance awards to Messrs. Schimkaitis, Barbas and McMasters of 9,600, 6,820 and 5,120 shares, respectively, of the Company’s common stock. At the end of the performance period, the recipient is entitled to earn, in the form of restricted stock, the entire allotment of performance shares, or a portion thereof, depending on the extent to which the Company achieves specified performance goals relative to the Industry Peer Group relating to stockholder value performance, growth in earnings per share and execution of the long-term strategic plan, with a portion of the performance shares allocated to the achievement of each goal. To the extent any performance awards associated with the growth in earnings per share target are not earned by the applicable executive officer during the 2006 award year because the target is not achieved, those performance shares may be earned in 2007 or 2008, if in either of the two succeeding years cumulative pre-established performance goals are achieved over, respectively, the three-year period ending in that year. Alternatively, the recipient is entitled under the terms of the award to elect, on or before September 30, 2006, to receive, in lieu of the number of performance shares that he is entitled to earn, a number of shares of restricted stock equal to 25% of his allotment of performance shares without regard to whether the performance objectives are achieved. Performance shares, once earned and issued, may not be sold for a three-year period. During the three-year period, the holder is entitled to receive all dividends paid on the shares.

For 2006, the Committee made performance awards of 3,200 shares of the Company’s common stock each to Messrs. Thompson and Zola, each consisting of two components. For a performance period beginning January 1, 2006 and ending December 31, 2006, the recipient is entitled to earn, in the form of shares of restricted stock, up to 960 shares if the Company achieves specified performance goals relative to the Industry Peer Group relating to stockholder value performance. The second component consists of performance awards pursuant to which: (i) Mr. Thompson will be entitled to earn up to 2,240 shares of restricted stock if the Company’s natural gas segment achieves at least 90% of the target pre-tax return on investment over the three-year period January 1, 2006 to December 31, 2008 and (ii) Mr. Zola will be entitled to earn up to 2,240 shares of restricted stock if the Company’s propane distribution income exceeds the income target for the three-year period January 1, 2006 to December 31, 2008. Alternatively, under the terms of the awards, either executive is entitled to elect, on or before September 30, 2006, to receive, in lieu of the number of performance shares that he otherwise would be entitled to earn, 800 shares of restricted stock without regard to whether the performance objectives are achieved. Performance shares, once earned and issued, may not be sold for a three-year period. During the three-year period, the holder is entitled to receive all dividends paid on the shares.

Compensation of the Chief Executive Officer. The compensation of the Company’s Chief Executive Officer, John R. Schimkaitis, was determined pursuant to the three-part program described previously:

•
His base salary was fixed under the terms of his employment agreement to approximate the midpoint of chief executive salaries paid by companies in the Industry Peer Group. His salary was increased by $15,000 in both 2006 and 2005, respectively. The increase was based upon several factors, including the study of the Industry Peer Group described previously and the Committee’s assessment of the executive’s performance and contribution to the Company.

•
Mr. Schimkaitis’ target bonus range in 2005 was $69,000 to $207,000, representing 20% to 60% of his annual salary. As more fully described under “Annual Incentive Bonus” above, the Committee determined that substantially all of his individual performance goals were completed, which represented 25% of the award, and the target net income goal was achieved, which represented 75% of the award. Obtaining a bonus of more than 40% of his annual salary would require the Company to exceed the income target and generate income in the upper end of the pre-established range. The combined effect of these two components was an annual cash bonus of $134,703 for 2005.

•
As more fully described under “Performance Incentive Plan” above, the performance incentive component of Mr. Schimkaitis’ compensation consisted of the receipt of 8,400 shares of restricted stock. This represents 100% achievement of the performance goals relating to stockholder value performance, return on regulated investment, execution of the long-term strategy, and overall corporate performance, which represented 87.5% of the overall award; and 0% achievement of the performance goal relating to the achievement of growth in non-regulated income, which represented 12.5% of the overall award.

•
For 2006, Mr. Schimkaitis was granted performance awards for a performance period beginning January 1, 2006 and ending December 31, 2006. He may earn a maximum total of 9,600 shares of the Company’s common stock upon the Company’s achievement of certain performance goals. The goals relate to stockholder value performance, growth in earnings per share and execution of the long-term strategic plan. These goals are designed to focus Mr. Schimkaitis on driving both growth and continuous operational improvements, which the Committee believes are critical to the future sustained success of the Company.

Compliance with Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) precludes any public corporation from taking a deduction for compensation in excess of $1 million paid in any taxable year to its Chief Executive Officer or to any one of its four other most highly compensated executive officers. Compensation that qualifies as “performance-based compensation” within the meaning of Section 162(m) is exempted from the deduction limit. Awards under the PIP will qualify as “performance-based compensation” that is exempt from the deduction limit in Section 162(m). Awards under the Company’s annual Cash Bonus Incentive Plan will not qualify as “performance-based compensation.” Even though the awards under the Cash Bonus Incentive Plan do not qualify under Section 162(m) of the Code, the Company does not anticipate that compensation paid to any of its executive officers in 2006 will exceed the $1 million dollar deduction limit.

THE COMPENSATION COMMITTEE
Richard Bernstein (Chairman)
Joseph E. Moore
Calvert A. Morgan, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are listed above. There were no Compensation Committee interlocks or insider (employee) participation during 2005.

STOCK PERFORMANCE CHART

The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock during the five fiscal years ended December 31, 2005, with the cumulative total return for the S&P 500 Index and an industry index consisting of 30 Natural Gas Distribution and Integrated Natural Gas Companies as published by C.A. Turner Utility Reports. The performance of the companies composing the C.A. Turner industry index is used by the Compensation Committee for comparison purposes with respect to awards under Chesapeake’s Performance Incentive Plan.

The thirty companies in the C.A. Turner industry index are as follows: AGL Resources Inc., Atmos Energy Corporation, Cascade Natural Gas Corporation, Chesapeake Utilities Corporation, Delta Natural Gas Company, Inc., El Paso Corporation, Energen Corporation, Energy West, Incorporated, EnergySouth, Inc., Equitable Resources, Inc., KeySpan Corporation, Kinder Morgan, Inc., The Laclede Group, Inc., National Fuel Gas Company, New Jersey Resources Corporation, NICOR, Inc., Northwest Natural Gas Company, ONEOK, Inc., Peoples Energy Corporation, Piedmont Natural Gas Co., Inc., Questar Corporation, RGC Resources, Inc., SEMCO Energy, Inc., South Jersey Industries, Inc., Southern Union Company, Southwest Gas Corporation, Southwestern Energy Company, UGI Corporation, WGL Holdings, Inc. and The Williams Companies, Inc.

The comparison assumes $100 was invested on December 31, 2000 in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends.

[Graph omitted]

	Cumulative Total Stockholder Return
	2000	2001	2002	2003	2004	2005
Chesapeake	$100	$112	$110	$163	$174	$208
Industry Index	$100	$99	$97	$122	$156	$200
S&P 500	$100	$88	$69	$88	$98	$102

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned, as of March 7, 2006, by each of the Company’s current directors (which includes the nominees for election at the Annual Meeting), by each executive officer named in the Summary Compensation Table, which appears later in this document, and by all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and sole voting power with respect to the securities indicated as beneficially owned. No person or entity, to the knowledge of the Company, beneficially owns more than 5% of the common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class
Ralph J. Adkins	60,250	1.02%
Richard Bernstein	17,741	*
Thomas J. Bresnan	3,000	*
Walter J. Coleman	6,800	*
J. Peter Martin	4,700	*
Joseph E. Moore..	3,817	*
Calvert A. Morgan, Jr.	7,000	*
Rudolph M. Peins, Jr.	8,959	*
Robert F. Rider	10,360	*
John R. Schimkaitis[2]	42,443	*
Paul M. Barbas	7,550	*
Michael P. McMasters[2]	9,679	*
Stephen C. Thompson	18,212	*
S. Robert Zola[2]	3,634	*
Eugene H. Bayard	0	*
Thomas P. Hill, Jr.	0	*
Executive Officers and Directors as a Group	204,145	3.44%

*Less than 1%

1 Includes shares held by the following executive officers under the Company’s Retirement Savings Plan as to which they have the authority to direct the voting: Mr. Schimkaitis - 12,235; Mr. Barbas - 1,025; Mr. McMasters - 7,020; Mr. Thompson - 7,977; Mr. Zola - 1,155; and all executive officers and directors as a group - 29,412.

[2]
Excludes deferred stock units that will be settled on a one for one basis in shares of common stock for the following executive officers: Mr. Schimkaitis - 22,891; Mr. McMasters - 18,422; and Mr. Zola - 5,522.

SELECTION OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as the independent auditors for the Company and its subsidiaries in 2005. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

Under the Audit Committee Charter, the Audit Committee is responsible for the appointment and oversight of, and the approval of the compensation arrangements with, the Company’s independent auditor. As of the date of this Proxy Statement, the Audit Committee is reviewing PricewaterhouseCoopers LLP proposal for 2006. The Audit Committee expects to decide in May whether to accept the PricewaterhouseCoopers LLP proposal or to solicit proposals from other public accounting firms.

FEES AND SERVICES OF PRICEWATERHOUSECOOPERS LLP

Audit Fees. The professional services rendered by PricewaterhouseCoopers LLP in conjunction with the audit of the Company's financial statements included: the review of financial statements included in its Form 10-K; the reviews of the financial statements included in its Forms 10-Q; the audit of internal control over financial reporting; and the implementation of new accounting pronouncements. The aggregate total of fees billed to the Company is $622,000 for each of 2005 and 2004.

Audit-Related Fees. The aggregate fees billed to the Company and its subsidiaries by PricewaterhouseCoopers LLP for assurance and audit-related services totaled $1,500 in 2005 and $3,700 in 2004. The $1,500 of fees billed in 2005 relate to services performed in conjunction with the registration of the Company’s Performance Incentive Plan, Directors Stock Compensation Plan, and Employee Stock Award Plan, upon receipt of stockholder approval in 2005, with the SEC. The $3,700 of fees billed in 2004 relate to services performed in conjunction with the adoption and registration of the Company’s new Dividend Reinvestment and Direct Stock Purchase Plan.

Tax Fees. The aggregate fees billed to the Company and its subsidiaries by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning totaled $53,475 in 2005 (consisting of $52,250 for assistance in the preparation of the Company’s federal and state tax returns and $1,225 for tax consulting services) and $51,740 in 2004 (for assistance in the preparation of the Company’s federal and state tax returns).

All Other Fees. The Company did not engage PricewaterhouseCoopers LLP to provide any services in 2005 or 2004 other than those identified above.

Audit Committee’s Pre-Approval Policies and Procedures. Under the policy adopted by the Audit Committee, all audit and non-audit services provided to the Company by its independent auditors must be approved in advance by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee (and may delegate authority to any other member of the Audit Committee) authority to pre-approve up to $40,000 in audit and non-audit services, which authority may be exercised when the Audit Committee is not in session. Any approvals granted pursuant to delegated authority must be reported to the Audit Committee at the next regularly scheduled meeting.

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company’s proxy statement for the Annual Meeting to be held in 2007, stockholder proposals must be submitted in writing and received at the Company’s principal executive offices on or before November 29, 2006. Written proposals should be directed to: Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.

Under the Company’s bylaws, a stockholder wishing to bring an item of business before an annual meeting of stockholders must provide timely notice in writing to the Corporate Secretary of the Company. To be timely, the stockholder’s notice must be received by the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the date of the applicable meeting (unless less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made, in which case a notice will be timely if received no later than the close of business on the 15th day following the day on which such notice or public disclosure is given). In addition, with respect to stockholder proposals for director nominees, please see the additional requirements set forth in “PROPOSAL 1 - ELECTION OF DIRECTORS.”

HOUSEHOLDING RULES

Under these SEC rules, brokers and banks that hold stock for the account of their customers are permitted to deliver single copies of proxy statements and annual reports to two or more stockholders that share the same address, if the stockholders at the address have the same last name or the bank or broker reasonably believes that the stockholders are members of the same family. If a stockholder who holds shares through a broker or bank, received from the broker or bank, a notice stating that the broker or bank intends to send only one copy of such material to the stockholder’s household, and none of the members of the household objected, they are deemed to have consented to this arrangement. A stockholder who, in accordance with these rules, received only a single copy of this Proxy Statement or the 2005 Annual Report and would like to receive a separate copy of these materials, or separate copies of future proxy statements and annual reports, should submit a written or oral request to the Company at: Chesapeake Utilities Corporation, Investor Relations Administrator, 909 Silver Lake Boulevard, Dover, Delaware 19904 or (888) 742-5275.

Stockholders sharing the same address who hold shares through a broker or bank and who are receiving multiple copies of the Company’s proxy statements and annual reports may request a single copy by contacting their broker or bank.

ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2005, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. WRITTEN REQUESTS SHOULD BE DIRECTED TO: CORPORATE SECRETARY, CHESAPEAKE UTILITIES CORPORATION, 909 SILVER LAKE BOULEVARD, DOVER, DELAWARE 19904.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of the Company’s directors and executive officers, and any beneficial owner of more than 10% of the Company’s common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company’s common stock. Such persons also are required by SEC regulations to furnish the Company with copies of such reports. To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and on the written representations made by such persons that no other reports were required, the Company believes that during the year ending December 31, 2005 all directors and executive officers filed on a timely basis the reports required by Section 16(a), except that the Company was late in filing year-end Form 5 reports on behalf of three directors and one officer. One week after the required filing date, the Company filed Form 5 reports on behalf of each Messrs. Adkins, Barbas and Bernstein for dividend reinvestment activity under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan. At the same time, the Company filed a Form 5 report on behalf of Mr. Rider for annual gifts of the Company’s common stock to family members. The Company is not aware of any person or entity that beneficially owns more than 10% of its common stock.

OTHER MATTERS

The Board of Directors knows of no other matter to be presented at the meeting. If, however, any other business properly comes up for action at the Annual Meeting or any adjournment thereof, it is intended that the persons acting under the proxies in the form enclosed will vote in regard to the matter according to their discretion.

By Order of the Board of Directors,

/s/ Beth W. Cooper
Beth W. Cooper
Corporate Secretary

Appendix A
[Chesapeake Utilities Corporation Logo]
CORPORATE GOVERNANCE GUIDELINES ON DIRECTOR INDEPENDENCE
Adopted December 9, 2005

It is the policy of the Board of Directors that a substantial majority of directors be “independent” as that term is defined by the Listing Standards of the New York Stock Exchange (“NYSE”). In order to qualify as “independent” under the NYSE Listing Standards:

(i) the Board of Directors must affirmatively determine that a director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the listed company); and

(ii) neither the director, nor any member of the director’s immediate family (as defined by the NYSE Listing Standards), may have any of the disqualifying relationships set forth in Section 303A.02(b) of the Listed Company Manual.

In accordance with the NYSE Listing Standards, material relationships can include, but are not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. Where a director has such a relationship, or the company employing the director has such a relationship, with Chesapeake or any of its subsidiaries, the Board of Directors has adopted for purposes of the application of clause (i) above the following categorical standards to determine whether the director’s relationship with the listed company is “material”:

•
Commercial Relationships. A director of Chesapeake who is associated with another company that has a commercial relationship with Chesapeake or any of its subsidiaries will not be deemed to have a material relationship with Chesapeake unless:

(i) the director is an executive officer of the other company or the director, alone or in combination with members of the director’s immediate family, owns in excess of a 10% equity interest in the other company; and

(ii) either:

a.
total sales to (other than sales in the ordinary course of business at published rates), or purchases from, the other company by Chesapeake and its subsidiaries in any of the other company’s last three fiscal years exceeded (i) 3% of such other company’s consolidated revenues, if the other company’s consolidated revenues were less than $20 million, or (ii) the greater of (x) $600,000 and (y) 2% of the other company’s consolidated revenues, if the entity’s consolidated revenues were equal to or greater than $20 million; or

b.	any of the commercial transactions between the other company and Chesapeake or any of its subsidiaries within the preceding three fiscal years were not entered into on an arm’s length basis.

•
Banking Relationships. A director of Chesapeake who is associated with a bank or other financial institution that provides loans or other financial services to Chesapeake or any of its subsidiaries will not be deemed to have a material relationship with Chesapeake unless:

(i) the director is an executive officer of the bank or other financial institution or the director, alone or in combination with members of the director’s immediate family, owns in excess of a 10% equity interest in the bank or other financial institution; and

A-1

(ii) either:

a.
the average outstanding balance on loans from the bank or other financial institution to Chesapeake and its subsidiaries in any of the bank’s or other financial institution’s last three fiscal years exceeded 3% of the outstanding loans of the bank or other financial institution as of the end of that fiscal year; or

b.
total payments by Chesapeake and its subsidiaries to the bank or other financial institution for services in any of the bank’s or other financial institution’s last three fiscal years exceeded (i) 3% of the bank’s or other financial institution’s consolidated revenues, if its consolidated revenues were less than $20 million, or (ii) the greater of (x) $600,000 and (y) 2% of the bank’s or other financial institution’s consolidated revenues, if its consolidated revenues were equal to or greater than $20 million.

•
Legal Relationships. A director of Chesapeake who is an attorney will not be deemed independent if, in any of Chesapeake’s preceding three fiscal years, Chesapeake and its subsidiaries made aggregate payments for legal services to that attorney, or to any law firm of which that attorney was a partner or of counsel, in excess of $100,000.

•
Charitable Relationship. If a director of Chesapeake or a member of the director’s immediate family is a director, officer, trustee or employee of a foundation, college or university or other not-for-profit organization, the director will not be deemed independent if, in any of Chesapeake’s preceding three fiscal years, Chesapeake and its subsidiaries made aggregate charitable contributions to that entity in excess of the lesser of (I) $25,000 and (ii) 2% of such entity’s total receipts, unless the contribution was approved in advance by the Board of Directors, but in no event will the director be deemed independent if the aggregate charitable contributions to that entity by Chesapeake’s and its subsidiaries in any of the three preceding fiscal years exceeded $50,000.

For purposes of these Guidelines, the terms:

•
"Immediate family" means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) sharing a person's home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

A-2

Appendix B
[Chesapeake Utilities Corporation Logo]
AUDIT COMMITTEE CHARTER
Adopted February 23, 2006

COMPOSITION AND ORGANIZATION

The Audit Committee (the “Committee”) of the Board of Directors of Chesapeake Utilities Corporation (the “Company”) shall be composed of not less than three directors, each of whom:

shall satisfy the criteria established in Rule 10A-3 under the Securities Exchange Act of 1934, as amended;

shall qualify as an “independent director” as defined by the rules of the New York Stock Exchange in effect at the time of his or her appointment as a member of the Committee; and

shall be financially literate, as interpreted by the Board of Directors in its business judgment (or shall become financially literate within a reasonable period of time after his or her appointment).

In addition, the chairman of the Committee shall have accounting or related financial management expertise, as the Board of Directors interprets this qualification in its business judgment.

The Board of Directors shall have sole authority to appoint and remove members of the Committee. Each year, following the Company’s Annual Meeting, the Board of Directors shall appoint the members of the Committee and select a Chairman of the Committee, who may be the incumbent Chairman or another member of the Committee.

The Chief Financial Officer shall serve as the Company liaison with the Committee.

PURPOSE

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities by providing informed, vigilant, and effective oversight of:

Accounting policies, procedures, and controls;

The performance of the internal audit function and the independent auditors;

The qualifications and independence of the independent auditor;

The quality and integrity of the Company’s consolidated financial statements and related reports; and

The Company’s compliance with legal and regulatory requirements.

RESPONSIBILITIES

The responsibilities of the Audit Committee shall consist of those set forth in this Charter and such additional responsibilities as may be assigned to the Committee from time to time by the Board of Directors. The Committee shall:

1.
Be solely responsible for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, including the approval of all engagement fees and terms. The independent auditor shall report directly to the Committee.

2.	Review the qualifications and take all appropriate actions to ensure the independence of the independent auditor, including:

a.	At least annually, obtaining and reviewing a report by the independent auditor describing:

the auditor’s internal quality-control procedures;

any material issues raised by the most recent internal quality-control review, or peer review, of the auditor, or by any inquiry or investigation by a governmental or professional authority within the preceding five years, concerning one or more independent audits conducted by the auditor, and the steps taken by the auditor to deal with any such issues; and

all relationships between the Company and the auditor necessary to assess the auditor’s independence;

b.	Reviewing and evaluating the qualifications, performance, and independence of the independent auditor’s lead partner;

c.	Assuring the regular rotation of the lead audit partner to the extent required by law or more frequently as the Committee otherwise deems appropriate;

d.	Considering to the extent that the Committee deems appropriate the regular rotation of the accounting firm performing the independent audit;

e.	Obtaining a formal written statement from the independent auditor setting forth all relationships between the auditor and the Company (consistent with Independence Standards Board Standard No. 1);

f.	Discussing with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the auditor;

g.	Reviewing at the beginning of each year, management’s plan for any non-audit services to be provided by the independent auditor; and

h.	Approving in advance all non-audit engagements (other than those that qualify as “de minimus” within the meaning of the Sarbanes-Oxley Act of 2002) of the independent auditor.

Upon the conclusion of this review, the Committee shall present to the entire Board of Directors its conclusion with regard to the independence of the independent auditor.

3.
In connection with the annual audit, meet privately with the independent auditor to review any difficulties encountered with the annual audit, including restrictions on the scope of the audit, access to requested information or significant disagreements with management, and management’s response thereto.

4.	Prior to the release of the Annual Report to shareholders and the filing with the Securities and Exchange Commission (“SEC”) of each Annual Report on Form 10-K:

a.	Review with the financial and accounting officers of the Company and with the Company’s independent auditor:

The consolidated financial statements, including the notes thereto, and the auditor’s opinion thereon, and

The “Management’s Discussion and Analysis” section of Form 10-K.

b.	Consult with the independent auditor concerning all matters required to be communicated under Generally Accepted Auditing Standards and Statement of Auditing Standards No. 61; and

c.	Resolve any disagreements between management and the independent auditor regarding financial reporting.

5.	Prior to the filing of each Quarterly Report on Form 10-Q with the SEC:

a.	Review with the financial and accounting officers of the Company and with the Company’s independent auditor:

The quarterly consolidated financial statements, including the notes thereto, and

The “Management’s Discussion and Analysis” section of the Form 10-Q.

b.
Ensure that the independent auditor conducts a SAS 100 interim financial review of the financial statements to be filed and provides the Committee with a summary of the matters described in AICPA Standards AU Section 380, Communication with the Audit Committee; and

c.	Resolve any disagreements between management and the independent auditor regarding financial reporting.

6.
Review with management the policies and practices of the Company concerning, and the general content of, earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

7.
Review periodically the adequacy of the Company’s internal accounting controls, including the review of any recommendations from the independent auditor for improving accounting procedures and controls.

8.
Review any changes in accounting principles, reporting standards and regulatory agency pronouncements that have or may have in the future a significant impact on the consolidated financial statements of the Company.

9.
Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

10.
Review with management and the independent auditor all significant litigation, contingencies, claims or assessments and all material accounting issues that require disclosure in the financial statements.

11.	Review and discuss with management the Company’s guidelines and policies to govern the process by which risk assessment and risk management is undertaken within the Company.

12.	Review periodically with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

13.	Assist the Board of Directors in the oversight of the Company’s internal audit function, including:

a.	Discussing annually with the independent auditor the responsibilities, budget and staffing of the internal audit function;

b.	Reviewing annually with the internal auditors the planned scope of the internal audit work, including reviews of Electronic Data Processing procedures and controls;

c.	Reviewing reports issued by the internal auditors and management’s actions related thereto;

d.	Ensuring a cooperative working relationship between the internal audit department and the independent auditor; and

e.	Approving the appointment or termination of the head of the internal audit function.

14.	Review annually the expense reimbursements to senior officers of the Company to determine if the expenses are in line with established Company guidelines and IRS regulations.

15.	Approve Company hiring policies for the employment by the Company of employees or former employees of the independent auditor.

16.	Review the results of the annual survey of officers and supervisors for compliance with matters within the scope of the Committee’s authority.

17.	Review annually with management the compliance by the Company with the Foreign Corrupt Practices Act.

18.	Establish and periodically review the Company’s procedures for:

a.	The receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or audit matters; and

b.	The confidential and anonymous submission by whistle-blowers of concerns regarding questionable accounting and auditing matters.

19.	Investigate any other matters brought to the Committee’s attention within the scope of its responsibilities.

20.
Periodically meet separately with management, the internal auditors, and the independent auditor as necessary to assure a smooth functioning of the annual audit and the internal audit program and otherwise to fulfill its responsibilities under the Charter.

21.	Report regularly to the Board of Directors and review with the Board any issues that arise with respect to:

a.	The quality or integrity of the Company’s financial statements;

b.	The Company’s compliance with legal and regulatory requirements;

c.	The performance and independence of the Company’s independent auditor; and

d.	The performance of the internal audit function.

22.	Prepare the Audit Committee Report that the Company, in accordance with SEC rules, is required to include in the Company’s Proxy Statement for the Annual Meeting.

23.	Review and reassess this Charter on an annual basis.

24.	Ensure that a copy of this Charter is included as an appendix to the Company’s proxy statements at least once every three years (or such other frequency as may be required by law).

The Committee is authorized (without further approval of the Board of Directors) to expend organizational resources whenever necessary to fulfill its responsibilities, including the hiring of independent counsel and other advisers to the extent it deems necessary or appropriate to carry out its responsibilities.

MEETINGS AND MINUTES

The Committee shall hold meetings, in person or by telephone, at such times and with such frequency as it deems necessary to carry out its duties and responsibilities under this Charter. It is anticipated that the Committee will hold at least four meetings per year either in person or via telephone.

Special meetings of the Committee may be called by the Chairman of the Board or the President of the Company or by the Chairman of the Committee, with notice of any such special meeting to be given in accordance with the Company’s Bylaws. A majority of the members of the Committee shall constitute a quorum for the transaction of business by the Committee. At the discretion of the Committee, other members of the Board of Directors and any officer or employee of the Company may be invited to attend and participate in meetings of the Committee. The Committee also may act by unanimous written consent in accordance with the terms of the Company’s Bylaws.

If approved by the Board of Directors, the Committee may delegate any of its responsibilities under this Charter to a subcommittee composed solely of members of the Committee.

Minutes of each Committee meeting and records of all other Committee actions shall be prepared by a secretary of the meeting designated by the Committee, and shall once approved by the Committee, be retained with the permanent records of the Company.

A report on each meeting of the Committee and on each action of the Committee taken by unanimous written consent shall be provided to the Board of Directors by the Chairman of the Committee (or, in the Chairman’s absence, by another member of the Committee) at the next regularly scheduled meeting of the Board of Directors or as otherwise requested by the Board of Directors.

ANNUAL PERFORMANCE EVALUATION

The performance of the Committee shall be reviewed and evaluated annually by the Board of Directors based on review criteria and procedures developed by the Corporate Governance Committee.

Proxy - Chesapeake Utilities Corporation

909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2006 IN THE KING SEJONG ROOM
HOTEL DU PONT
11TH AND MARKET STREETS
WILMINGTON, DELAWARE 19801

The undersigned stockholder hereby appoints Ralph J. Adkins and John R. Schimkaitis and each one of them, with power of substitution and revocation, the attorneys of the undersigned to vote all shares in the name of the undersigned on all matters set forth in the proxy statement and such other matters as may properly come before the Annual Meeting and all adjournments thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given, shares will be voted FOR Proposal 1.

The Board of Directors recommends a vote FOR Proposal 1.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

March 31, 2006
Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Chesapeake Utilities Corporation to be held at 9:00 a.m. on May 2, 2006, in the King Sejong Room, Hotel du Pont, 11th and Market Streets, Wilmington, Delaware. Your Board of Directors looks forward to greeting personally those stockholders able to attend. The Corporate Secretary’s formal Notice of Annual Meeting of Stockholders and the Proxy Statement appear on the enclosed pages and describe the matters that will be submitted to a vote of stockholders at the meeting.

Whether or not you plan to attend, it is important that your shares be represented at the meeting. Accordingly, you are requested to promptly sign, date and mail the attached proxy in the envelope provided.

Thank you for your consideration and continued support.

Sincerely,

                                                                                       /s/ Ralph J. Adkins
RALPH J. ADKINS
Chairman of the Board

[Chesapeake Utilities Corporation Logo]

[  ] Mark this box with an X if you have made changes to your name or adddress details above.

Annual Meeting Proxy Card

A Election of Directors.
1. The Board of Directors recommends a vote FOR the listed nominees.

		For	Withhold
01	Eugene H. Bayard	[ ]	[ ]
02	Thomas P. Hill, Jr.	[ ]	[ ]
03	Calvert A. Morgan, Jr.	[ ]	[ ]

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)